Exhibit 99.1

First Quarter Report

Quarter ended March 31, 2010

10 & 120 South Riverside Plaza in Chicago, Illinois (left) and Crescent Center in Memphis, Tennessee (right)—are assets of Behringer Harvard REIT I, Inc.

First Quarter Overview

•                  Conditions in the commercial real estate market remained challenging in the first quarter of 2010 as asset values, leasing rates, and capital availability remained under pressure. Our leasing pipeline, however, showed good activity. As of March 31, 2010, our occupancy rate remained stable at 86%, unchanged from December 31, 2009.

•                  During the quarter, we had 1.2 million square feet of expiring leases. Reflecting the pickup in leasing activity, we executed renewals, expansions, and new leases totaling 1.1 million square feet, with an average net rent that was 4% lower than expiring rent.

•                  Subsequent to the end of the first quarter of 2010, the board of directors established an estimated valuation per share of $4.25, reflecting the impact of the adverse economic conditions and lending environment. The board also set the distribution rate for May, June, and July 2010 at $0.0083 per share, which is a 1% annualized rate based on a purchase price of $10.00 per share.

•                  In February 2010, we purchased the $42.8 million note on the 1650 Arch Street property at a discount, resulting in a gain on troubled debt restructuring of approximately $9.4 million. The note remains a liability of the borrower, an entity in which we own a 90% controlling interest, but this debt is eliminated from our consolidated balance sheet. Also, pursuant to a deed in lieu of foreclosure, we transferred ownership of the KeyBank Center property to the lender, resulting in a gain on troubled debt restructuring of $6.5 million.

•                  After the end of the first quarter, the REIT’s chief financial officer resigned from the company. Our chief accounting officer has assumed his duties until we name a new chief financial officer.

•                  In March 2010, we modified and extended to February 2013 the $10.0 million mezzanine note to Walton Houston Galleria Office Mezzanine, LLC.

•                  In recognition of how the challenging economic environment has affected our stockholders, our advisor, Behringer Advisors, LLC, waived approximately $2.2 million in asset management fees for the first quarter of 2010.

Financial Highlights

Some numbers have been rounded for presentation purposes.

	3 mos. ended	3 mos. ended
(in thousands, except per share data)	Mar. 31, 2010	Mar. 31, 2009
Modified FFO	$36,941	$$28,530
Modified FFO, per share	$0.13	$0.10
Distributions declared	$23,830	$46,534
Distributions per share	$0.08	$0.16

(in thousands)	As of Mar. 31, 2010
Total assets	$4,544,537
Total liabilities	$3,160,529

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED
15601 Dallas Parkway, Suite 600	STANDARD
Addison, TX 75001	U.S. POSTAGE PAID
HOUSTON, TX
Date Published 06/10 • IN • 405683	PERMIT NO. 2187
© 2010 Behringer Harvard

First Quarter Report

Behringer Harvard REIT I, Inc.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Mar. 31, 2010	3 mos. ended Mar. 31, 2009
Net loss	$(27,277)	$(45,443)
Net income attributable to noncontrolling interest	145	837
Real estate depreciation and amortization	64,391	73,865
Noncontrolling interest share of above adjustments	(330)	(729)
FFO(1)	36,929	28,530

Fair value adjustments to derivatives	12	—
MFFO(2)	$36,941	$28,530

(1)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(2)In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 30 of our first quarter Form 10-Q on file with the SEC.